EXHIBIT 99.1

CUBIST PHARMACEUTICALS ANNOUNCES FULL YEAR 2009

TOTAL NET REVENUES OF $562.1 MILLION

Lexington, Mass., January 11, 2010 — Cubist Pharmaceuticals, Inc. (NASDAQ: CBST) today announced total revenues for both the fourth quarter and full year ended December 31, 2009.

Fourth Quarter and Full Year Highlights:

•                  Full year 2009 U.S. CUBICIN® (daptomycin for injection) net product revenues of $524.0 million

•                  Fourth quarter 2009 U.S. CUBICIN net product revenues of $147.8 million

Fourth quarter 2009 U.S. CUBICIN net product revenues of $147.8 million (unaudited) represents an increase of 23%, or $27.7 million, from fourth quarter 2008 U.S. CUBICIN net product revenues. Full year 2009 U.S. CUBICIN net product revenues of $524.0 million (unaudited) represents an increase of 26%, or $109.3 million, from full year 2008 U.S. CUBICIN net product revenues. Cubist’s share of full year 2009 international net product revenues was $13.8 million (unaudited). This represents an increase of 86%, or $6.4 million, from full year 2008. Service revenues for the full year 2009 were $22.5 million (unaudited), an increase of 139%, or $13.1 million, from 2008 and relate to Cubist’s promotion and other activities in the U.S. with respect to MERREM® I.V. (meropenem for injection).

Michael Bonney, President and CEO of Cubist said, “In the midst of a deep recession, which has impacted the growth of many companies and stunted economic growth, Cubist has had another strong year supported by the performance of CUBICIN. That financial strength has allowed us to add to our pipeline and to advance the clinical development of multiple programs intended to address large unmet medical needs for acutely ill patients.”

Cubist will issue its full earnings release and host its fourth quarter and full year 2009 earnings conference call and webcast with slides on Thursday, January 21, 2010. The webcast presentation will also include a discussion of the company’s business activities, financial outlook, and current news. Call details are provided below.

******************CONFERENCE CALL & WEBCAST INFORMATION******************

Cubist will host a conference call and live audio webcast to discuss both its fourth quarter and full year 2009 financial results, business activities and financial outlook.

WHEN: Thursday, January 21, 2010 at 5:00 p.m. ET

LIVE DOMESTIC & CANADA CALL-IN: 877-407-8289

LIVE INTERNATIONAL CALL-IN: 201-689-8341

24-HOUR REPLAY DOMESTIC & CANADA: 877-660-6853

24-HOUR REPLAY INTERNATIONAL: 201-612-7415

REPLAY PASSCODES (BOTH REQUIRED FOR PLAYBACK):

ACCOUNT #: 351 CONFERENCE ID #: 340955

CALL WILL ALSO BE BROADCAST LIVE, LISTEN ONLY, VIA THE WEB AT:

www.cubist.com

Replay will be available for 30 days via the Internet at www.cubist.com

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About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address unmet medical needs in the acute care environment. In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a new class of anti-infectives called lipopeptides. Cubist also promotes MERREM® I.V. (meropenem for injection) in the U.S. under an agreement with AstraZeneca. The Cubist clinical product pipeline currently consists of ecallantide, a recombinant human protein being developed for the reduction of blood loss during cardiac surgery for which we currently are analyzing Phase 2 data; a Phase 2 program, added with Cubist’s acquisition of Calixa Therapeutics in December 2009, focused on the development of a novel cephalosporin to address certain serious infections caused by multi-drug resistant (MDR) Gram-negative organisms; and two Phase 1 programs intended to address unmet medical needs in infectious disease, one for the treatment of CDAD (Clostridium difficile-associated diarrhea) and the other for the treatment of serious infections caused by MDR Gram-negative pathogens. Cubist is also working on several pre-clinical programs, which would address areas of significant medical needs. These include an anti-infective program for the treatment of respiratory syncytial virus (RSV) in children, therapies to treat various serious bacterial infections, and agents to treat acute pain. Cubist is headquartered in Lexington, Mass. Additional information can be found at Cubist’s web site at www.cubist.com.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.

AstraZeneca and MERREM are registered trademarks of the AstraZeneca group of companies.

Contacts:
Cubist Pharmaceuticals, Inc.	Weber Shandwick
Eileen C. McIntyre	Tara Murphy
Senior Director, Corporate Communications	(617) 520-7045
(781) 860-8533	tara.murphy@webershandwick.com
eileen.mcintyre@cubist.com